 EX‑35.4

(logo) ncb National Cooperative Bank	2011 Crystal Drive Suite 8oo Arlington, Virginia 22202

February 26, 2016

RBS Commercial Funding, Inc. as Depositor
Attn: Jim Barnard
600 Washington Blvd.
Stamford, CT 06901

RE: Annual Statement as to Compliance
WFRBS 2014 C23

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2014-C23, as an authorized officer of National Cooperative Bank, N.A., formerly NCB, FSB (the “Co-op Special Servicer”), I hereby certify that:

a. A review of the activities of the Co-op Special Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b. To the best of my knowledge, based on these reviews, the Co-op Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the Reporting Period.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2016.

Best regards,

/s/ Karyn Mann
Karyn Mann
Senior Vice President, Investor Compliance
National Cooperative Bank, N.A.